Exhibit 4.2
TRIPACTIONS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of July 28, 2022 by and among TripActions, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” any Additional Purchaser (as defined in the Purchase Agreement) or Investor (as defined in the Convertible Securities Purchase Agreement) that becomes a party to this Agreement in accordance with Section 7.15 hereof.
RECITALS
WHEREAS, the Company and certain of the Investors are parties to that certain Series G Preferred Stock Purchase Agreement dated June 8, 2022 (as amended from time to time, the “Purchase Agreement”);
WHEREAS, the Company and certain of the Investors are parties to the Amended and Restated Investors’ Rights Agreement dated as of October 12, 2021, by and among the Company and the other parties thereto (the “Prior Agreement”);
WHEREAS, pursuant to Section 7.6 of the Prior Agreement, the written consent of the Company, the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors, and the holders of a majority of the Registrable Securities then outstanding, is required to amend the Prior Agreement;
WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the requisite Investors and the Company hereby amend and restate the Prior Agreement and agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement; and
WHEREAS, certain parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:
1.    DEFINITIONS. For purposes of this Agreement:
“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member or partner, officer or director of such Person or any venture capital, private equity or similar investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.
“Automatic Shelf Registration Statement” shall have the meaning given to that term in SEC Rule 405.
“business day” means a weekday on which banks are open for general banking business in San Francisco, California.
“Board” means the Company’s Board of Directors.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means shares of the Company’s common stock.
“Convertible Security” means a “Convertible Security” issued pursuant to that certain Convertible Securities Purchase Agreement dated as of June 1, 2020, by and among the Company and the Investors (as defined therein) (the “Convertible Securities Purchase Agreement”).
“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
“Demand Notice” means notice sent by the Company to the Holders specifying that a demand registration has been requested as provided in Section 3.1.1.
“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options, warrants, and the Convertible Securities.
“Deemed Liquidation Event” has the meaning set forth for such term in the certificate of incorporation of the Company most recently filed with the Delaware Secretary of State that contains such a definition, whether or not the holders of outstanding shares of Preferred Stock elect otherwise by written notice sent to the Company as provided in such definition.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.
“Fully Exercising Investor” shall have the meaning set forth in Section 4.2.
“Fund Investor” means each of the following entities, as long as such entity is a Major Investor: (i) Zeev 2008 Children’s Trust, Zeev Ventures II, LP, and Zeev Ventures II-A, LP, (ii) Lightspeed Venture Partners X, L.P., Lightspeed Affiliates X, L.P, Lightspeed Venture Partners Select II, L.P., and Lightspeed Venture Partners Select III, L.P., (iii) Andreessen Horowitz Fund V, L.P., as nominee, AH Parallel Fund V, L.P., as nominee, Andreessen Horowitz LSV Fund I, L.P., as nominee, Andreessen Horowitz LSV Fund II, L.P., as nominee, and Andreessen Horowitz LSV Fund III, L.P., for itself and as nominee, (iv) Greenoaks Capital Opportunities Fund III LP, Greenoaks Capital MS LP – Archie Goodwin Series and JDC Enterprises LTD., (v) Addition Two, L.P., (vi) Cosmic Capital Bet, LP and Cosmic 20202, L.P., and (vii) TPISV, LLC (together with its Affiliates “TPISV”).
“GAAP” means generally accepted accounting principles in the United States. “Holder” means any holder of Registrable Securities who is a party to this Agreement.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
“Investor Notice” shall have the meaning set forth in Section 4.2.
“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds (i) at least 15,680,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) or (ii) Convertible Securities of more than $52,500,000 in aggregate Initial Investment Amount (as defined in the Convertible Securities). Notwithstanding the foregoing, (a) Base Growth III, LLC (together with its

Affiliates, “Base”), shall be deemed a Major Investor for the purposes of this Agreement for so long as Base owns at least 4,088,754 shares of Registrable Securities, and (b) TPISV shall be deemed a Major Investor for the purposes of this Agreement for so long as TPISV owns at least 2,002,740 shares of Registrable Securities.
“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, Derivative Securities and any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for (in each case, directly or indirectly) such equity securities; provided, however, that “New Securities shall exclude: (a) Exempted Securities (as defined in the Restated Certificate); (b) shares of Common Stock issued in the IPO; (c) shares of Series G Preferred Stock and/or Series G-1 Preferred Stock issued to Additional Purchasers pursuant to Section 1.3 of the Purchase Agreement; and (d) Convertible Securities.
“Offer Notice” shall have the meaning set forth in Section 4.1.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Preferred Director” means any director of the Company that the holders of record of a class, classes or series of Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Restated Certificate.
“Preferred Stock” means shares of (i) the Company’s Series Seed Preferred Stock, (ii) the Company’s Series A Preferred Stock, (iii) the Company’s Series A-1 Preferred Stock, (iv) the Company’s Series B Preferred Stock, (v) the Company’s Series C Preferred Stock, (vi) the Company’s Series C-1 Preferred Stock, (vii) the Company’s Series D Preferred Stock, (viii) the Company’s Series E Preferred Stock, (ix) the Company’s Series F Preferred Stock, (x) the Company’s Series G Preferred Stock and (xi) the Company’s Series G-1 Preferred Stock.
“Pro Rata Amount” means, for each Major Investor, that portion of the New Securities identified in an Offer Notice which equals the proportion that the Common Stock then held by such Major Investor (including Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities); provided that for purposes of determining “Pro Rata Amount” at any relevant measurement date, it shall be deemed that the Convertible Securities have been converted pursuant to their terms into Preferred Stock pursuant to an End Date Conversion (as defined in the Convertible Securities) as if the End Date (as defined in the Convertible Securities) is as of the applicable measurement date and, for the avoidance of doubt, using the yield and Discount Factor (as defined in the Convertible Securities) that would be used assuming the End Date is as of the applicable measurement date.
“Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of shares of the Preferred Stock held by the Investors, (b) any Common Stock issued upon conversion of Convertible Securities held by the Investors, (c) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors, (d) any Common Stock issuable upon conversion of Preferred Stock issuable upon conversion of the Convertible Securities pursuant to an End Date Conversion held by the Investors

(“Conversion Shares”); provided that for purposes of determining the number of Conversion Shares at any relevant measurement date, it shall be deemed that the Convertible Securities have been converted pursuant to their terms into Preferred Stock pursuant to an End Date Conversion as if the End Date is as of the applicable measurement date and, for the avoidance of doubt, using the yield and Discount Factor that would be used assuming the End Date is as of the applicable measurement date, and (e) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) through (d) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 7.1, and excluding for purposes of Section 3 any shares for which registration rights have terminated pursuant to Section 6.2 of this Agreement. Notwithstanding the foregoing, the Company shall in no event be obligated to register any Preferred Stock or Convertible Securities of the Company, and Holders of Registrable Securities will not be required to convert their Preferred Stock or Convertible Securities into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time).
“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3.12.2 hereof.
“SEC” means the Securities and Exchange Commission.
“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.6.
“Selling Holder Counsel” means one counsel for the selling Holders.
“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00000625 per share.
“Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $0.00000625 per share.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00000625 per share.
“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.00000625 per share.
“Series C-1 Preferred Stock” means shares of the Company’s Series C-1 Preferred Stock, par value $0.00000625 per share.
“Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.00000625 per share.
“Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock, par value $0.00000625 per share.
“Series F Preferred Stock” means shares of the Company’s Series F Preferred Stock, par value $0.00000625 per share.
“Series G Preferred Stock” means shares of the Company’s Series G Preferred Stock, par value $0.00000625 per share.
“Series G-1 Preferred Stock” means shares of the Company’s Series G-1 Preferred Stock, par value $0.00000625 per share.
“Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, par value $0.00000625 per share.
“Standoff Period” means the period commencing on the date of the final prospectus relating to an IPO and ending on the date specified by the Company and, if applicable, the managing underwriter (such period not to exceed one hundred eighty (180) days).
“Stock Sale” means a sale by the Company’s stockholders, in one transaction or series of related transactions, of equity securities that represent, immediately prior to such transaction or transactions, at least a majority by voting power of the equity securities of the Company pursuant to an agreement approved by the Board and entered into by the Company.
“Voting Agreement” means that certain Amended and Restated Voting Agreement dated of even date hereof by and among the Company and the Investors.
2.    INFORMATION RIGHTS.
2.1    Delivery of Financial Statements.
2.1.1    Information to be Delivered. The Company shall deliver the following to each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company, provided further that none of the Fund Investors shall be deemed a competitor of the Company for any purpose hereunder:
(a)    As soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, the Company shall deliver, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all of which shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company, provided that the audit requirement may be waived by the Board.
(b)    As soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, the Company shall deliver unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).
(c)    As soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct.
(d)    Consolidation. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to Section 2.1.1 shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
2.1.2    Suspension or Termination. Notwithstanding anything else in this Section 2.1 to the contrary but subject to Section 6.1, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable efforts to cause such registration statement to become effective.
2.2    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, and on such Major Investor’s written request, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably and in good faith considers to be confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company), a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
2.3    Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or confidential information of the Company. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Section 2 unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, advisors and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, but only if such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.3; or (iv) as may otherwise be required by law if the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
3.    REGISTRATION RIGHTS.
3.1    Demand Registration.
3.1.1    Form S-1 Demand. If at any time after the earlier of (a) five (5) years after the date of this Agreement or (b) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to any Registrable Securities then outstanding (and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $25,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) use commercially reasonable efforts to as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.
3.1.2    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of 25% of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (a) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use commercially reasonable efforts to as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.

3.1.3    Delay. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that (i) the Company may not invoke this right more than once in any twelve (12) month period and (ii) the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.
3.1.4    Limitations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.1: (a) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (b) after the Company has effected two (2) registrations pursuant to Section 3.1.1; or (c) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.1.2. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.2: (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 3.1.2 within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 3.1.4 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one registration on Form S-1 or S-3, as applicable, pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.1.4.
3.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.

3.3    Underwriting Requirements.
3.3.1    Inclusion. If, pursuant to Section 3.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company, subject only to the reasonable approval of the holders of a majority of Registrable Securities held by the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 3.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
3.3.2    Underwriter Cutback. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (b) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering For purposes of the provision in this Section 3.3.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.
3.3.3    Registration Not Effected. For purposes of Section 3.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 3.3.1, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
3.4    Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, the prospectus and, if required, any Free Writing Prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus or Free-Writing Prospectus;
(k)    use its commercially reasonable efforts to obtain for the underwriters one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;
(l)    use its commercially reasonable efforts to obtain for the underwriters on the date such securities are delivered to the underwriters for sale pursuant to such registration a legal opinion of the Company’s outside counsel with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;
(m)    to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405 at the time any request for registration is submitted to the Company in accordance with Section 3.1, if so requested, file an Automatic Shelf Registration Statement to effect such registration; and
(n)    if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 3.1.2 the Company determines that it is not a well-known seasoned issuer and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use commercially reasonable efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.
3.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
3.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 3, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one Selling Holder Counsel, not to exceed $30,000, shall be borne and paid by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2, as the case may be, and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 3 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
3.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
3.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 3:
3.8.1    Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.8.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
3.8.2    Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 3.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 3.8.2 and 3.8.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
3.8.3    Procedures. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, solely to the extent that such failure prejudices the indemnifying party’s ability to defend such action.
3.8.4    Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:
(i)    in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and
(ii)    in no event shall a Holder’s liability pursuant to this Section 3.8.4, when combined with the amounts paid or payable by such Holder pursuant to Section 3.8.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
3.8.5    Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
3.8.6    Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.
3.9    Reports under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any

Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
3.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration if such agreement (a) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities that selling Holders could be entitled to include in such registration under Sections 3.2 and 3.3.2 hereof or (b) would allow such holder or prospective holder to initiate a demand for registration of any of its securities at a time earlier than the Holders of Registrable Securities can demand registration under Section 3.1 hereof.
3.11    “Market Stand-off” Agreement. Each Holder hereby agrees that, during the Standoff Period, such Holder will not, without the prior written consent of the Company or the managing underwriter,
(a)    lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, held immediately before the effective date of the registration statement for such offering; or
(b)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.
The foregoing provisions of this Section 3.11 shall only apply to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are similarly bound. For purposes of this Section 3.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 3.11 and to impose stop transfer instructions with respect to such shares until the end of such period. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.11 or that are necessary to give further effect thereto.
3.12    Restrictions on Transfer.
3.12.1    Agreement Binding. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
3.12.2    Legends. Each certificate or instrument representing (a) the Preferred Stock, (b) the Registrable Securities, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.12.1) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 3.12.
3.12.3    Procedure. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 3. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 3.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.12.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. Until the IPO, no Holder shall transfer any Restricted Securities to any person or entity that is determined to be a competitor of the Company, in the good faith judgment of the Board, provided that, this sentence shall not apply to any transfer by a Fund Investor to any Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Fund Investor or such Fund Investor’s Affiliate.
4.    RIGHTS TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 3.12.1 and applicable securities laws, if the Company proposes to sell any New Securities, the Company shall offer to sell a portion of New Securities to each Major Investor as described in this Section 3.12.1. A Major Investor shall be entitled to apportion the right of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate. The right of first refusal in this Section 3.12.1 shall not be applicable with respect to any Major Investor, if at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act.
4.1    Company Notice. The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (a) its bona fide intention to sell such New Securities, (b) the number of such New Securities to be sold and (c) the price and terms, if any, upon which it proposes to sell such New Securities.
4.2    Investor Right. By written notice (the “Investor Notice”) to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Major Investor’s Pro Rata Amount. In addition, each Major Investor that elects to purchase or acquire all of its Pro Rata Amount (each, a “Fully Exercising Investor”) may, in the Investor Notice, elect to purchase or acquire, in addition to its Pro Rata Amount, a portion of the New Securities, if any, for which other Major Investors were entitled to subscribe but that are not subscribed for by such Major Investors. The amount of such overallotment that each Fully Exercising Investor shall be entitled to purchase is equal to the proportion that the Common Stock then held by such Fully Exercising Investor (including Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held by such Fully Exercising Investor) bears to the total Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares; provided that, for purposes of determining the overallotment amounts for each Fully Exercising Investor at any relevant measurement date, it shall be deemed that the Convertible Securities have been converted pursuant to their terms into Preferred Stock pursuant to an End Date Conversion as if the End Date is as of the applicable measurement date and, for the avoidance of doubt, using the yield and Discount Factor that would be used assuming the End Date is as of the applicable measurement date. A Major Investor’s election may be conditioned on the consummation of the transaction described in the Offer Notice. The closing of any sale pursuant to this Section 4.2 shall occur on the earlier of one hundred and twenty (120) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.3.
4.3    Sale of Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.2, the Company may, during the ninety (90)

day period following the expiration of the periods provided in Section 4.2, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 3.12.1.
4.4    Alternate Procedure. Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of Sections 4.1 and 4.2, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities, and the identities of the Persons to whom the New Securities were sold. Each Major Investor shall have twenty (20) days after the date the Company’s notice is given to elect, by giving notice to the Company, to purchase up to the number of New Securities that such Major Investor would otherwise have the right to purchase pursuant to Section 4.2 above had the Company complied with the provisions of Section 4.1 and 4.2 in connection with the issuance of such New Securities under the terms and conditions set forth in the Company’s notice pursuant to this Section 4.4. Any Major Investors electing to purchase such New Securities shall also have rights of oversubscription to purchase New Securities that were purchasable by other Major Investors pursuant to the foregoing sentence but were not so purchased, and such rights of oversubscription shall be apportioned in a manner consistent with the apportionment among Fully Exercising Investors described in Section 4.2. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.
5.    ADDITIONAL COVENANTS.
5.1    Directors’ and Officers’ Insurance. The Company shall continue to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance with a limit of at least $3,000,000.00 and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued. Additionally, the Company shall obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers term “key person” insurance on Ariel Cohen and Ilan Twig, each in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued. The key person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board, including the approval of at a majority of the Preferred Directors (the “Requisite Preferred Director Vote”). Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Preferred Director is serving on the Board, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least three (3) million unless approved by such Preferred Director, shall include the Investors entitled to designate the Preferred Directors pursuant to the Voting Agreement as additional insureds in such policy, and shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Investors a certification that such a Directors and Officers liability insurance policy remains in effect. Each Key Holder hereby covenants and agrees that, to the extent such Key Holder is named under such key person policy, such Key Holder will execute and deliver to the Company, as reasonably requested, a written notice and consent form with respect to such policy.

5.2    Employee Agreements. Unless otherwise approved by the Board, including the Requisite Preferred Director Vote, the Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure, proprietary rights assignment and non-solicitation agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board, including the Requisite Preferred Director Vote.
5.3    Employee Stock. Unless otherwise approved by the Board, including the Requisite Preferred Director Vote, all employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 3.11. Without the prior approval by the Board, including the Requisite Preferred Director Vote, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 5.3. In addition, unless otherwise approved by the Board, including the Requisite Preferred Director Vote, the Company (x) shall not offer or allow any acceleration of vesting, and (y) shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
5.4    Board Matters. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board and any committees and subcommittees thereof. The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each non-employee director shall be entitled in such person’s discretion to be a member of all committees and subcommittees of the Board.
5.5    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.
5.6    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Preferred Directors nominated to serve on the Board by one (1) or more Fund Investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Fund Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions of this Section 5.7 as though they were a party to this Agreement.
5.7    Anti-Harassment Policy. Unless otherwise approved by the Board, including a majority of the Preferred Directors, the Company shall maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company.
5.8    Cybersecurity. Unless otherwise approved by the Board, including a majority of the Preferred Directors, the Company shall maintain in effect a Cybersecurity Policy to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access it and (b) implement reasonable physical, technical and administrative safeguards designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board.
5.9    Right to Conduct Activities. The Company hereby agrees and acknowledges that each of the Fund Investors is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Fund Investors shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by a Fund Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of a Fund Investor (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.10    Assignment of Right of First Refusal.
5.10.1    Until October 12, 2022, the Company shall elect not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, and instead shall, to the extent it may do so, assign such right of first refusal or right of first offer to the holders of Series F Preferred Stock (each, a “Series F Investor” and collectively, the “Series F Investors”) and purchasers of Series G Preferred Stock and/or Series G-1 Preferred Stock under the Purchase Agreement (each, a “Series G Investor”, collectively, the “Series G Investors”, and together with the Series F Investors, the “Secondary Investors”). In the event of such assignment, each such Secondary Investor shall have a right to purchase its Pro Rata Portion of the capital stock proposed to be transferred. Each Secondary Investor’s “Pro Rata Portion” shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Series F Preferred Stock, Series G Preferred Stock and Series G-1 Preferred Stock held by such Secondary Investor at the time of the proposed transfer and the denominator of which is the total number of Series F Preferred Stock, Series G Preferred Stock and Series G-1 Preferred Stock owned by all Secondary Investors at the time of such proposed transfer.
5.10.2    From October 13, 2022 until the one year anniversary of the Initial Closing (as defined in the Purchase Agreement), the Company shall elect not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, and instead shall, to the extent it may do so, assign such right of first refusal or right of first offer to the Series G Investors. In the event of such assignment, each such Series G Investor shall have a right to purchase its Series G Pro Rata Portion of the capital stock proposed to be transferred. Each Series G Investor’s “Series G Pro Rata Portion” shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Series G Preferred Stock and Series G-1 Preferred Stock held by such Series G Investor at the time of the proposed transfer and the denominator of which is the total number of Series G Preferred Stock and Series G-1 Preferred Stock owned by all Series G Investors at the time of such proposed transfer.
5.10.3    Notwithstanding the foregoing, the Company shall not be required to assign its right of first refusal or right of first offer related to any transfer of not less than all of Series G Preferred Stock (or shares issuable or issued upon conversion thereof) by TPISV to a Permitted Transferee, or Permitted Transferees, (as defined in that certain letter agreement between TPISV and the Company dated of even date herewith, and such letter agreement the “Letter Agreement”) (it also being understood that the Company does not have a right of first refusal or right of first offer on any such transfer by TPISV).
5.11    FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the

U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.
5.12    Compliance with Sanctions and Anti-Money Laundering Laws. The Company shall not knowingly directly or indirectly use the proceeds of the issuance of shares of its capital stock, or to lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity, for the purpose of unlawfully financing or facilitating any activity of or transaction with any person or entity, or in any country or territory, that, at the time of such funding or facilitation, is a person, entity, country, or territory with which dealings are restricted or prohibited by any Sanctions (including any person owned or controlled by any person subject to any Sanctions). “Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union and/or the French Republic.
5.13    Real Property Holding Corporation. The Company shall conduct its affairs so as to avoid the Company being treated as a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code and any applicable regulations promulgated thereunder (“USRPHC”). The Company shall notify the Investors promptly following any “determination date” (as defined in Treasury Regulations section 1.897-2(c)(1)) or otherwise within five (5) business days of becoming aware that the Company is, or is reasonably likely to be, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. In addition, promptly following (and in any event within ten (10) days after receipt of) a written request by an Investor, the Company shall issue a statement to the Investor, in form and substance as described in Treasury Regulations sections 1.897-2(h)(1) and 1.1445-2(c) (or any successor regulations) and signed under penalties of perjury, regarding whether any interest in the Company constitutes a “U.S. real property interest” within the meaning of Section 897(c) of the Code, together with an executed notice to the IRS described in Treasury Regulations section 1.897-2(h)(2) (or any successor regulation).
5.14    C-Corp. The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is classified as corporation for United States federal income tax purposes.
6.    TERMINATION.
6.1    Generally. The covenants set forth in Section 2.1 and Section 2.2 shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (c) upon a Deemed Liquidation Event or a

Stock Sale. The covenants set forth in Section 4 and Section 5 shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of a Qualified IPO (as defined in the Restated Certificate); or (b) upon a Deemed Liquidation Event or a Stock Sale.
6.2    Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 or Section 3.2 shall terminate upon the earliest to occur of: (a) when all of such Holder’s Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor; (b) upon a Deemed Liquidation Event or a Stock Sale with distribution of proceeds to the Stockholders from such Stock Sale in accordance with the Restated Certificate; and (c) the fifth (5th) anniversary of the IPO
7.    GENERAL PROVISIONS.
7.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired or former partner, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (c) after such transfer, holds at least two percent (2%) of the shares of Registrable Securities (or if the transferring Holder owns less than two percent (2%) of the Registrable Securities, then all Registrable Securities held by the transferring Holder); (d) is a venture capital, private equity or similar investment fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; or (e) or, in the case of TPISV, such transfer is of all, but not less than all, Registrable Securities held by TPISV to a Permitted Transferee, or Permitted Transferees, (as defined in the Letter Agreement) and for the avoidance of doubt, Section 3.12 shall not apply to such transfer; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. In the event that TPISV transfers all, but not less than all, its Registrable Securities to a Permitted Transferee, or Permitted Transferees, (as defined in the Letter Agreement) in compliance with Section 7 of the Letter Agreement, upon the effective transfer of such Registrable Securities and the full assignment of TPISV’s rights and obligations to and assumption thereof by such Permitted Transferee, or Permitted Transferees on an aggregated basis, all references to TPISV set forth herein shall thereafter be to such Permitted Transferee, or Permitted Transferees on an aggregated basis, on and after such date without any need to amend this Agreement or the consent or approval any other party hereto. For the avoidance of doubt, and notwithstanding anything to the contrary, all parties to this Agreement hereby consent and agree that TPISV may transfer its Registrable Securities to a Permitted Transferee without restriction or the consent or approval of any other party hereto.
7.2    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
7.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
7.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5    Notices. All notices, requests, and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such address, electronic mail address or facsimile number as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to 1501 Page Mill Road, Building 1, Palo Alto, CA 94304, marked “Attention: Chief Executive Officer”; and a copy (which shall not constitute notice) shall also be sent to Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041, Attn: Cynthia Clarfield Hess. If no facsimile number is listed on Schedule A for a party (or above in the case of the Company), notices and communications given or made by facsimile shall not be deemed effectively given to such party.
7.6    Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
7.7    Amendments and Waivers. This Agreement may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by the Company and (a) with respect to Sections 2 and 3.12.1 and any other provision of this Agreement to the extent such provision pertains to Section 2 or 3.12.1, the holders of a majority of the Registrable Securities (other than Conversion Shares) then outstanding and held by the Major Investors, (b) with respect to Section 3 and any other provision of this Agreement (other than as provided by Section 7.6(a)), the holders of a majority of the Registrable Securities (other than Conversion Shares) then outstanding or (c) for so long as Convertible Securities remain outstanding, with respect to (1) the definition of “Convertible Security”, the words “and the Convertible Securities” in the definition of “Derivative Securities”, clause (ii) of the definition of “Major Investor”, clause (d) of the definition of “New Securities”, the proviso in the definition of “Pro Rata Amount”, clauses (b) and (c) of the definition of “Registrable Securities”, and this sub-clause (c)(1), the consent of the Majority Holders (as defined in the Convertible Securities) and (2) any change to the introductory paragraph of this Agreement, Section 4.2, Section 7.14, and any other provision of this Agreement to the extent such provision pertains to the definitions in the preceding clause (1) of this Section 7.6, but, in each case with respect to this clause (2), solely to the extent such amendment, termination or waiver is directly applicable to the Convertible Securities and adverse to holders thereof with respect to their Convertible Securities in a manner disproportionate to any adverse effect such amendment, termination or waiver would have on holders of Registrable Securities (other than Registrable Securities issued or issuable upon conversion of Convertible Securities) with respect to such Registrable Securities, and this sub-clause (c)(2), the consent of the Majority Holders; provided that (i) the Company may in its sole discretion waive compliance with Section 3.12 (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 3.12 shall be deemed to be a waiver); (ii) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; (iii) the Company may, without the consent or approval of any other party hereto, cause additional persons to become party to this Agreement as Investors pursuant to Section 7.14 hereto and amend Schedule A hereto accordingly; (iv) for so long as the Series F Investors and Series G Investors have rights under Section 5.10.1 of this Agreement, such Section 5.10.1 and this clause (b)(iv) may not be amended, modified or terminated without the consent of the Series F Investors holding at least 65% of the Registrable Securities then outstanding and held by the Series F Investors and the Series G Investors holding at least a majority of the Registrable Securities then outstanding and held by the Series G Investors, which such majority shall include the affirmative vote or written consent of the Lead Purchaser (as defined in the Purchase Agreement), (v) for so long as the Series G Investors have rights under Section 5.10.2 of this Agreement, such Section 5.10.2 and this clause (b)(v) may not be amended, modified or terminated without the consent of the Series G Investors holding at least a majority of the Registrable Securities then outstanding and held by the Series G Investors, which such majority shall include the affirmative vote or witten consent of the Lead Purchaser, and (vi) no provision of this Agreement may be amended, terminated or waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion. If the rights of a Fund Investor under (i) Section 4 with respect to an offering of New Securities, or (ii) Section 5.3 with respect to a proposed transfer of any of the Company’s outstanding capital stock, are waived without the consent of such Fund Investor, and any Fund Investor or its Affiliates actually purchases any New Securities in any such offering or capital stock in stuck transfer (as applicable), then each Fund Investor who did not consent to such waiver shall be permitted to participate in such offering or transfer on a pro rata basis (based on the level of participation of the Fund Investor or its Affiliates purchasing the largest portion of such Fund Investor’s pro rata share). The preceding sentence or the definition of “Fund Investor” may not be amended or waived with respect to any Fund Investor without the consent of such Fund Investor. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, if such amendment, modification, termination or waiver would adversely affect, based upon a plain reading of the text, the rights of such Investor in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the other Investors under this Agreement. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 7.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
7.8    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
7.9    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
7.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated, superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.
7.11    Third Parties. Except as set forth in Section 3.11, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
7.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7.13    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the District of Delaware is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the District of Delaware, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other party for all legal costs and expenses incurred in enforcing this provision.
7.14    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
7.15    Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
7.16    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series G Preferred Stock or Series G-1 Preferred Stock after the date hereof, any purchaser of such shares of Series G Preferred Stock or Series G-1 Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder, as applicable.
7.17    Waiver of Rights to Future Stock Issuances. The undersigned Holders that are Major Investors hereby waive any right to future stock issuances, including the related notice requirements, set forth in Section 4 of the Prior Agreement with respect to the issuance of shares of Series G Preferred Stock pursuant to the Purchase Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.
COMPANY:
TRIPACTIONS, INC.

By:	/s/ Ariel Cohen
Name: Ariel Cohen
Title: Chief Executive Officer
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.
INVESTORS:
TPISV, LLC

By:	Tpisv Associates, LLC
Its:	Manager

By:	/s/ Tim Guleri
Name: Tim Guleri
Title: Manager

By:	/s/ Sandesh Patnam
Name: Sandesh Patnam
Title: Manager
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.
INVESTORS:
ADDITION TWO, L.P.,
FOR ITSELF AND AS NOMINEE

By:	Addition Two General Partner, L.P.
Its:	General Partner

By:	Addition Two General Partner, Ltd.
Its:	General Partner

By:	/s/ Ward Breeze
Name: Ward Breeze
Title: General Counsel
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.
INVESTORS:
CLF PARTNERS, L.P.

By:	AH Equity Partner V, L.L.C.
Its:	General Partner

By:	/s/ Scott Kupor
Name: Scott Kupor
Title: Chief Operating Officer
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.
INVESTORS:

AH PARALLEL FUND V, L.P. For itself and as nominee for AH Parallel Fund V-A, L.P., AH Parallel Fund V-B, L.P. and AH Parallel Fund V-Q, L.P.		ANDREESSEN HOROWITZ LSV FUND I, L.P For itself and as nominee for Andreessen Horowitz LSV Fund I-B, L.P. and Andreessen Horowitz LSV Fund I-Q, L.P.

By: AH Equity Partners V (Parallel), L.L.C. Its general partner		By: AH Equity Partners LSV I, L.L.C General partner

By:	/s/ Scott Kupor	By:	/s/ Scott Kupor
Name: Scott Kupor		Name: Scott Kupor
Title: Chief Operating Officer		Title: Chief Operating Officer

ANDREESSEN HOROWITZ FUND V, L.P		ANDREESSEN HOROWITZ LSV FUND II, L.P., for itself and as nominee for
For itself and as nominee for Andreessen Horowitz Fund V-A, L.P., Andreessen Horowitz Fund V-B, L.P. and Andreessen Horowitz Fund V-Q, L.P.		Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P.
By: AH Equity Partners LSV II, L.L.C. General partner
By: AH Equity Partners V, L.L.C. Its general partner
		By:	/s/ Scott Kupor
Name: Scott Kupor
By:	/s/ Scott Kupor	Title: Chief Operating Officer
Name: Scott Kupor
Title: Chief Operating Officer

ANDREESSEN HOROWITZ LSV FUND III, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund III-B, L.P. and AH 2022 Annual Fund, L.P.

By: AH Equity Partners LSV III, L.L.C. General Partner

By:	/s/ Scott Kupor
Name: Scott Kupor
Title: Chief Operating Officer
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

BASE CROSSOVER STRATEGY I, LLC, a Delaware limited liability company		BASE GROWTH II, LLC a Delaware limited liability company

By: Base Partners Consultoria De Investimentos E Negócios Ltda., a Brazilian limited liability Company		By: Base Partners Consultoria De Investimentos E Negócios Ltda., a Brazilian limited liability Company

By:	/s/ Fernando Spnola	By:	/s/ Fernando Spnola
Name: Fernando Spnola		Name: Fernando Spnola
Title: Authorized Signatory		Title: Authorized Signatory

By:	/s/ Arthur Mizne	By:	/s/ Arthur Mizne
Name: Arthur Mizne		Name: Arthur Mizne
Title: Authorized Signatory		Title: Authorized Signatory

BASE GROWTH III, LLC a Delaware limited liability company

By: Base Partners Consultoria De Investimentos E Negócios Ltda., a Brazilian limited liability Company

By: /s/ Fernando Spnola
Name: Fernando Spnola
Title: Authorized Signatory

By: /s/ Arthur Mizne
Name: Arthur Mizne
Title: Authorized Signatory
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

JDC ENTERPRISES LTD. By: Greenoaks Capital Partners LLC, its Investment Manager

By:	/s/ Patrick Lai
Name: Patrick Lai
Title: Authorized Signatory

GREENOAKS CAPITAL OPPORTUNITIES FUND III LP

By: Greenoaks Capital (MTGP) III LP, its General Partner By: Greenoaks Capital (TTGP) III Ltd, its General Partner

By:	/s/ Patrick Lai
Name: Patrick Lai
Title: Authorized Signatory

GREENOAKS CAPITAL MS LP-ARCHIE GOODWIN SERIES

By: Greenoaks Capital MS Management LLC – Archie Goodwin Series, its General Partner

By:	/s/ Patrick Lai
Name: Patrick Lai
Title: Authorized Signatory
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

COSMIC 20202, LP

By:	/s/ Elad Gil
Name: Elad Gil
Title: Managing Member

COSMIC 20213, L.P.

By:	/s/ Elad Gil
Name: Elad Gil
Title: Managing Member

COSMIC BET 1, LP

By:	/s/ Elad Gil
Name: Elad Gil
Title: Managing Member

COSMIC BET 2, LP

By:	/s/ Elad Gil
Name: Elad Gil
Title: Managing Member
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.
INVESTORS:

LIGHTSPEED AFFILIATES X, LP.		LIGHTSPEED VENTURES PARTNERS SELECT II, LP.

By:	Lightspeed General Partner X, L.P., its general partner	By:	Lightspeed General Partner Select II, L.P., its general partner
By:	Lightspeed Ultimate General Partner X, Ltd., its general partner	By:	Lightspeed Ultimate General Partner Select II, Ltd., its general partner

By:	/s/ Arif Janmohamed	By:	/s/ Arif Janmohamed
Name: Arif Janmohamed		Name: Arif Janmohamed
Title: Duly Authorized Signatory		Title: Duly Authorized Signatory

LIGHTSPEED OPPORTUNITY FUND, LP.		LIGHTSPEED VENTURES PARTNERS SELECT III, LP.

By:	Lightspeed General Partner Opportunity, Fund, L.P., its general partner	By:	Lightspeed General Partner X, L.P.,
By:	Lightspeed Ultimate General Partner Opportunity Fund, Ltd., its general partner		its general partner
		By:	Lightspeed Ultimate General Partner X, Ltd., its general partner

By:	/s/ Arif Janmohamed	By:	/s/ Arif Janmohamed
Name: Arif Janmohamed		Name:	Arif Janmohamed
Title: Director		Title:	Duly Authorized Signatory

LIGHTSPEED STRATEGIC PARTNERS I, LP.		LIGHTSPEED VENTURES PARTNERS X, LP.

By:	Lightspeed Strategic Partners General Partner I L.P., its general partner	By:	Lightspeed General Partner X, L.P., its general partner
By:	Lightspeed Strategic Partners Ultimate General Partner I L.L.C., its general partner	By:	Lightspeed Ultimate General Partner X, Ltd., its general partner

By:	/s/ Arif Janmohamed	By:	/s/ Arif Janmohamed
Name: Arif Janmohamed		Name:	Arif Janmohamed
Title: Manager		Title:	Duly Authorized Signatory
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.
INVESTORS:

OREN ZEEV	ZEEV VENTURES IV, LP

/s/ Oren Zeev	By:	/s/ Oren Zeev
(Signature)

	Name:	Oren Zeev
	Title:	Managing Director

ZEEV OPPORTUNITY FUND I, LP		ZEEV VENTURES V, LP

By:	/s/ Oren Zeev	By:	/s/ Oren Zeev
Name:	Oren Zeev	Name:	Oren Zeev
Title:	Managing Director	Title:	Managing Director

ZEEV VENTURES II, LP		ZEEV VENTURES VI, LP

By:	/s/ Oren Zeev	By:	/s/ Oren Zeev
Name:	Oren Zeev	Name:	Oren Zeev
Title:	Managing Director	Title:	Managing Director

ZEEV VENTURES II-A, LP		ZEEV VENTURES VII, LP

By:	/s/ Oren Zeev	By:	/s/ Oren Zeev
Name:	Oren Zeev	Name:	Oren Zeev
Title:	Managing Director	Title:	Managing Director

ZEEV VENTURES III, LP		ZEEV VENTURES VIII, LP

By:	/s/ Oren Zeev	By:	/s/ Oren Zeev
Name:	Oren Zeev	Name:	Oren Zeev
Title:	Managing Director	Title:	Managing Director
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ZEEV 2008 CHILDREN’S TRUST

By:	JP Morgan Trust Company of Delaware
Its:	Trustee

By: /s/ Ryan Christensen
Name:	Ryan Christensen
Title:	Vice President
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A
List of Investors

Name and Address of Investor

Addition Two, L.P., as nominee

Cosmic Bet 1, LP

Cosmic 20202, LP

Andreessen Horowitz LSV Fund II, L.P., as nominee

Greenoaks Capital MS LP – Archie Goodwin Series

Greenoaks Capital Opportunities Fund III LP

JDC Enterprises LTD.

2014 Oudi and Roni Antebi Revocable Family Trust

Chen Amit

H. Barton Co-Invest Fund II, LLC

Boaz Chalamish

Davidovich Trust

Oren Dobronsky

F&W Investments LP – Series 2015 c/o Fenwick & West LLP

Dovi Frances

Gary Lee Ginsberg

Valentina Grandi

Cynthia Clarfield Hess

Donald Katz

Lightspeed Affiliates X, L.P.

Lightspeed Venture Partners Select II, L.P.

Lightspeed Venture Partners X, L.P.

Lightspeed Venture Partners Select III, L.P.

Lightspeed Opportunity Fund, L.P.

Lightspeed Strategic Partners I, L.P.

Yasmin Lukatz

Steve Malouf

Yuval Neeman and Hemda Arad

Name and Address of Investor

Odesey LP Attn: Ori S. Sasson

Rose Family Revocable Trust

Itai & Alessandra Sadan

Valley Investment Ventures, LLC

Zeev 2008 Children’s Trust, JPMorgan Trust Company of Delaware as Trustee

Zeev Ventures II, LP Attn: Oren Zeev

Zeev Ventures II-A, LP Attn: Oren Zeev

Zeev Ventures III, LP Attn: Oren Zeev

Zeev Ventures IV, LP Attn: Oren Zeev

Zeev Ventures VI, LP Attn: Oren Zeev

Zeev Ventures VIII, LP Attn: Oren Zeev

Zeev Ventures Opportunity I, LP Attn: Oren Zeev

Yael Twig

Oren Zeev

The Greg and Lisa Stanger Family Trust U/A/D 7/31/2003

Rahul Mehta

SGVC Fund II, LP

SGVC Fund III LP

R&D Consulting LLC

The Board of Trustees of the Leland Stanford Junior University (DAPER I) Stanford Management Company Attn: Direct Investments

The Board of Trustees of the Leland Stanford Junior University (SBST) Stanford Management Company Attn: Direct Investments

The Board of Trustees of the Leland Stanford Junior University (SEVF II) Stanford Management Company Attn: Direct Investments

Name and Address of Investor

Brett Rochkind

Pascarella Revocable Trust, dated October 12, 2005

Zachary Bookman

James Tucker

Frontline Capital Limited

010118 Trip Action, LLC

Andreessen Horowitz Fund V, L.P., as nominee

AH Parallel Fund V, L.P., as nominee

CLF Partners, LP

Andreessen Horowitz LSV Fund I, L.P., as nominee

Group 11 Fund IV L.P.

Group 11 TripActions IV, LLC

Lufthansa Commercial Holding GmbH Lufthansa Aviation Center

Base Growth II, LLC

TPISV, LLC